Exhibit 99.3

DIANTHUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On September 11, 2023, Dianthus Therapeutics, Inc. (formerly Magenta Therapeutics, Inc.) (the “Company”) completed its business combination with Dianthus Therapeutics OpCo, Inc. (formerly Dianthus Therapeutics, Inc.) (“Dianthus”) in accordance with the terms of the Agreement and Plan of Merger, dated as of May 2, 2023 (the “Merger Agreement”), pursuant to which, among other matters, Dio Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), merged with and into Dianthus, with Dianthus surviving as a wholly owned subsidiary of the Company (the “Merger”). Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Dianthus, which is a clinical-stage biotechnology company focused on developing next-generation complement therapeutics for patients living with severe autoimmune and inflammatory diseases.

The following discussion and analysis of Dianthus’ financial condition and results of operations should be read together with Dianthus’ financial statements and the related notes included as Exhibits 99.4 and 99.5 of the Company’s Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 21, 2023 (the “Current Report on Form 8-K/A”) of which this Exhibit 99.3 is a part. This discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding Dianthus’ plans, objectives, expectations, intentions and projections. Dianthus’ actual results could differ materially from those described in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Forward-Looking Statements” of the Company’s Current Report on Form 8-K filed with the SEC on September 12, 2023 (the “Current Report on Form 8-K”) and the Risk Factors included as Exhibit 99.1 of the Current Report on Form 8-K/A of which this Exhibit 99.3 is a part. Terms not defined herein shall have the meanings ascribed to them in the Company’s definitive proxy statement/prospectus filed with the SEC on August 1, 2023.

Overview

Dianthus is a clinical-stage biotechnology company focused on developing next-generation complement therapeutics for patients living with severe autoimmune and inflammatory diseases. Dianthus believes its lead novel and proprietary monoclonal antibody product candidate, DNTH103, has the potential to address a broad array of complement-dependent diseases as currently available therapies or those in development leave room for improvements in efficacy, safety, and/or dosing convenience. Dianthus has purposefully engineered DNTH103 to selectively bind to only the active form of the C1s complement protein and to exhibit improved potency and an extended half-life. By selectively targeting only the active form of C1s, which drives disease pathology and constitutes only a small fraction of the total protein present in circulation, Dianthus aims to reduce the amount of drug required for a therapeutic effect. Dianthus intends to deliver its product candidate through a lower dose, less frequent, self-administered, convenient subcutaneous (“S.C.”) injection suitable for a pre-filled pen.

Dianthus’ most advanced product candidate, DNTH103, is a clinical-stage, highly potent, highly selective and fully human monoclonal immunoglobulin G4 with picomolar binding affinity that is designed to selectively bind only to the active form of the C1s complement protein (“C1s”). The active form of C1s is generated during complement activation by cleavage of the inactive proC1s. As a validated complement target in the autoimmune and inflammatory field, C1s inhibition prevents further progression of the classical pathway cascade. DNTH103 is engineered with YTE half-life extension technology, a specific three amino acid change in the Fc domain, and has a pharmacokinetic profile designed to support less frequent, lower dose, self-administration as a convenient S.C. injection. Data reported in August of 2023 from DNTH103’s ongoing Phase 1 clinical trial in 52 healthy volunteers across seven dose cohorts validates the extended half-life and potent classical pathway inhibition and supports a potentially differentiated safety profile of DNTH103. The top-line data confirmed its approximately 60-day half-life and highly potent classical pathway inhibition with every two weeks (“Q2W”) S.C. dosing of 300mg/2mL surpassing the calculated IC90 of 83ug/mL, establishing DNTH103’s best-in-class potential to be the first self-administered subcutaneous injection dosed as infrequently as Q2W to treat a range of autoimmune disorders.

Based on the clinical data available to date, DNTH103 was generally well tolerated with no serious adverse events or complement-related infections. DNTH103 is designed to selectively target the active form of C1s, inhibiting only the classical pathway, while leaving the lectin and alternative pathways intact. As a result, DNTH103 may have a reduced risk of infections from encapsulated bacteria when compared to C5 terminal inhibitors, thus potentially avoiding a U.S. Food and Drug Administration Boxed Warning and associated Risk Evaluation and Mitigation Strategy. Dianthus believes that DNTH103 has the potential to yield therapeutic benefit in multiple autoimmune and inflammatory disease indications where inappropriate activation of the classical pathway cascade drives or exacerbates the disease pathology by inhibiting the ability of activated C1s to effect downstream complement activity, ameliorating complement mediated cell death and disruption of normal cellular function.

Background

Since its inception in 2019, Dianthus has devoted substantially all of its resources to conducting research and development activities (including with respect to the DNTH103 program) and undertaking preclinical studies, conducting a clinical trial and the manufacturing of the product used in its clinical trials and preclinical studies, business planning, developing and maintaining its intellectual property portfolio, hiring personnel, raising capital, and providing general and administrative support for these activities.

Dianthus does not own or operate, and currently has no plans to establish, any laboratory or manufacturing facilities. It relies, and expects to continue to rely, on third parties for the testing and manufacture of its product candidates, as well as for commercial manufacturing should any of its product candidates obtain marketing approval. Dianthus believes that this strategy allows it to maintain a more efficient infrastructure by eliminating the need to invest in its own laboratory and manufacturing facilities, equipment, and personnel while also enabling it to focus expertise and resources on the development of its product candidates.

Since its inception, Dianthus has funded its operations primarily with outside capital (e.g., proceeds from the sale of preferred stock) and has raised aggregate gross proceeds of $121.5 million from these private placements. However, Dianthus has incurred significant recurring losses, including net losses of $18.2 million and $10.6 million for the six months ended June 30, 2023 and 2022, respectively, and $28.5 million and $13.1 million for the years ended December 31, 2022 and 2021, respectively. In addition, Dianthus had an accumulated deficit of $64.1 million as of June 30, 2023. As of June 30, 2023, Dianthus had cash, cash equivalents and short-term investments of $61.1 million.

As of the completion of the Merger and the Dianthus pre-closing financing (as defined below), Dianthus believes that its existing cash, cash equivalents and short-term investments on hand of $184.0 million will be sufficient to fund its operations into the second quarter of 2026. Until Dianthus achieves profitability, management plans to fund its operations and capital expenditures with cash on hand and the issuance of capital stock. There can be no assurance that Dianthus will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to Dianthus. If Dianthus is unable to raise sufficient additional capital, it may be compelled to consider actions such as reducing the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets.

Dianthus’ net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on a variety of factors, including the timing, scope and results of its research and development activities. Management expects that Dianthus’ expenses and capital requirements will increase substantially in connection with its ongoing activities as they:

•	advance DNTH103 program through clinical development, including in any additional indications;

•	advance discovery programs from preclinical development into and through clinical development;

•	seek regulatory approvals for any product candidates that successfully complete clinical trials;

•	establish sales, marketing and distribution infrastructure to commercialize any approved product candidates;

•	contract to manufacture any approved product candidates;

•	expand clinical, scientific, management and administrative teams;

•	maintain, expand, protect and enforce its intellectual property portfolio, including patents, trade secrets and know-how;

•	implement operational, financial and management systems; and

•	operate as a public company.

Dianthus does not have any products approved for commercial sale and has not generated any commercial revenue from product sales. Its ability to generate product revenue sufficient to achieve and maintain profitability will depend upon the successful development and eventual commercialization of DNTH103 or any future product candidates, which Dianthus expects, if it ever occurs, will take many years. Dianthus expects to spend a significant amount on development and marketing costs prior to such time. Dianthus will therefore require substantial additional capital to develop DNTH103 and any future product candidates and support its continuing operations. Dianthus may never succeed in achieving regulatory and marketing approval for DNTH103 or any future product candidates. Dianthus may obtain unexpected results from its preclinical and clinical trials. Dianthus may elect to discontinue, delay, or modify preclinical and clinical trials of DNTH103 or any future product candidates. A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. Accordingly, until such time that Dianthus can generate a sufficient amount of revenue from product sales or other sources, if ever, management expects to finance Dianthus’ operations through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. However, Dianthus may be unable to raise additional capital from these sources on favorable terms, or at all. Its failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on Dianthus’ business, results of operations or financial condition, including requiring Dianthus to delay, reduce or curtail its research, product development or future commercialization efforts. Dianthus may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than it would otherwise choose. Dianthus’ management cannot provide assurance that Dianthus will ever generate positive cash flow from operating activities. See “—Liquidity and Capital Resources.”

Option and License Agreements with Zenas

Dianthus is a party to an option agreement and license agreement with Zenas BioPharma Limited (“Zenas BioPharma”), a related party. In September 2020, Dianthus entered into an option agreement with Zenas BioPharma (“Zenas Option”), through which Dianthus provided Zenas BioPharma an option to enter into an exclusive license agreement for the development and commercialization of products arising from its research of monoclonal antibody antagonists targeting certain specific complement proteins. In June 2022, Dianthus and Zenas BioPharma executed a license agreement (“Zenas License Agreement”). The Zenas Option and Zenas License Agreement are collectively referred to as the “Zenas Agreements.” The Zenas License Agreement provides Zenas BioPharma with a license in the People’s Republic of China, including Hong Kong, Macau, and Taiwan (collectively, “greater China”), for the development and commercialization of sequences and products under the first antibody sequence. For the six months ended June 30, 2023 and 2022, Dianthus recognized related party license revenue totaling $1.4 million and $4.1 million, respectively, associated with the Zenas Agreements. For the years ended December 31, 2022 and 2021, Dianthus recognized related party license revenue totaling $6.4 million and $1.5 million, respectively, associated with the Zenas Agreements. For additional information on the Zenas Agreements, see Note 12 to the unaudited condensed financial statements for the six months ended June 30, 2023 and 2022 included as Exhibit 99.4 of the Current Report on Form 8-K/A of which this Exhibit 99.3 is a part.

Recent Developments

The Merger

On May 2, 2023, Dianthus entered into the Merger Agreement with the Company and Merger Sub. On September 11, 2023, Dianthus completed its business combination with the Company in accordance with the terms of the Merger Agreement, pursuant to which, among other matters, Merger Sub merged with and into Dianthus, with Dianthus surviving as a wholly owned subsidiary of the Company. Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Dianthus, which is a clinical-stage biotechnology company focused on developing next-generation complement therapeutics for patients living with severe autoimmune and inflammatory diseases. The Merger is intended to qualify for U.S. federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Code.

At the closing of the Merger, (a) each outstanding share of Dianthus common stock (including shares of Dianthus common stock issued upon conversion of Dianthus preferred stock and shares of Dianthus common stock issued in the Dianthus pre-closing financing) was converted into the right to receive a number of shares of Company common stock (after giving effect to the Reverse Stock Split (as defined in the Current Report on Form 8-K)) equal to the exchange ratio of approximately 0.2181 shares of Company common stock for each share of Dianthus common stock; (b) each then outstanding Dianthus’ stock option and warrant that was not previously exercised immediately prior to the effective time of the Merger was assumed by the Company; and (c) each then outstanding Dianthus restricted stock unit immediately prior to the effective time of the Merger was assumed by the Company.

Pre-Closing Financing

Immediately prior to the completion of the Merger, and in order to provide Dianthus with additional capital for its development programs, Dianthus issued and sold, and certain new and current investors purchased, 2,873,988 shares of common stock of Dianthus and 210,320 Dianthus pre-funded warrants, exercisable for 210,320 shares of Dianthus common stock, at a purchase price of approximately $23.34 per share or $23.34 per warrant, for the aggregate amount of $72.0 million (the “Dianthus pre-closing financing”).

Impact of COVID-19 Pandemic and Other Global Economic Events

In December 2019, a novel strain of coronavirus called COVID-19 emerged and has now spread globally. Dianthus continues to actively monitor the impact of the COVID-19 pandemic on its financial condition, liquidity, operations, suppliers, industry and workforce.

Although Dianthus has not experienced any significant adverse impact from the COVID-19 pandemic to date, Dianthus’ financial condition, results of operations and liquidity could be negatively impacted by the COVID-19 pandemic in future periods. The extent to which the COVID-19 pandemic could impact its business will depend on future developments, which remain uncertain and cannot be predicted, including new information that may emerge concerning the continued severity of COVID-19 and variants of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. As the impact of the COVID-19 pandemic continues, it may have an adverse effect on Dianthus’ results of future operations, financial position and liquidity, and on its ability to access capital. Even after the impact of the COVID-19 pandemic has subsided, Dianthus may continue to experience adverse impacts to its business as a result of an economic recession or depression that may occur in the future.

Additionally, uncertainty in the global economy presents significant risks to Dianthus’ business. Dianthus is subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including increases in inflation, rising interest rates, changes in foreign currency exchange rates, recent bank failures, geopolitical factors, including the ongoing conflict between Russia and Ukraine and the responses thereto, and supply chain disruptions. While management is closely monitoring the impact of the current macroeconomic conditions on all aspects of Dianthus’ business, including the impacts on its participants in its Phase 1 clinical trial, employees, suppliers, vendors and business partners, the ultimate extent of the impact on Dianthus’ business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of Dianthus’ control and could exist for an extended period of time. Management will continue to evaluate the nature and extent of the potential impacts to Dianthus’ business, results of operations, liquidity and capital resources. For additional information, see the Risk Factors included as Exhibit 99.1 of the Current Report on Form 8-K/A of which this Exhibit 99.3 is a part.

Components of Results of Operations

Revenue

Since its inception, Dianthus has not generated any revenue from product sales, and management does not expect Dianthus to generate any revenue from the sale of products in the foreseeable future.

Under the Zenas Agreements, the consideration payable by Zenas Biopharma to Dianthus includes the following: (i) a $1.0 million upfront payment upon execution of the Zenas License Agreement; (ii) an approximate $1.1 million payment representing reimbursement for a portion of development costs previously incurred by Dianthus; (iii) reimbursement of a portion of costs related to chemistry, manufacturing and control (“CMC”) and expenses for the first antibody sequence through the manufacture of the first two batches of drug product; (iv) reimbursement of a portion of non-CMC-related costs and expenses for the development of the first antibody sequence through the first regulatory approval; (v) development milestones totaling up to $11.0 million; and (vi) royalties on net sales ranging from mid-single digits to low teen percentages.

In accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), Dianthus determined that there is one combined performance obligation that consists of the license and data transfer, the CMC and non-CMC services, and the participation in a joint steering committee, and that the combined performance obligation is satisfied over time. Therefore, Dianthus will recognize the transaction price from the license agreement over Dianthus’ estimated period to complete its activities. Dianthus concluded that it will utilize a cost-based input method to measure its progress toward completion of its performance obligation and to calculate the corresponding amount of revenue to recognize each period. Dianthus believes this is the best measure of progress because other measures do not reflect how it transfers its performance obligation to Zenas Biopharma. In applying the cost-based input method of revenue recognition, Dianthus uses actual costs incurred relative to budgeted costs expected to be incurred for the combined performance obligation. These costs consist primarily of third-party contract costs. Revenue will be recognized based on the level of costs incurred relative to the total budgeted costs for the performance obligations. A cost-based input method of revenue recognition requires management to make estimates of costs to complete performance obligation. In making such estimates, judgment is required to evaluate assumptions related to cost estimates.

There is a sales or usage-based royalty exception within ASC 606 that applies when a license of intellectual property is the predominant item to which the royalty relates. In accordance with this royalty exception, Dianthus will recognize royalty revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). As of June 30, 2023 and December 31, 2022, no royalty revenue has been recognized.

Dianthus also determined that the milestone payments of $11.0 million are variable consideration under ASC 606, which need to be added to the transaction price when it is probable that a significant revenue reversal will not occur. Based on the nature of the milestones, such as the regulatory approvals which are generally not within Dianthus’ control, Dianthus will not consider achievement of this milestone to be probable until the uncertainty associated with such milestone has been resolved. When it is probable that a significant reversal of revenue will not occur, the milestone payment will be added to the transaction price for which Dianthus recognizes revenue. As of June 30, 2023 and December 31, 2022, no milestones had been achieved.

For the six months ended June 30, 2023 and 2022, Dianthus recognized related party license revenue totaling $1.4 million and $4.1 million, respectively, associated with the Zenas Agreements. For the years ended December 31, 2022 and 2021, Dianthus recognized related party license revenue totaling $6.4 million and $1.5 million, respectively, associated with the Zenas Agreements.

If Dianthus’ development efforts for DNTH103 or any future product candidates are successful and result in regulatory approval, Dianthus may generate revenue from future product sales. If Dianthus enters into license or collaboration agreements for DNTH103 or any future product candidates or intellectual property, revenue may be generated in the future from such license or collaboration agreements. Dianthus cannot predict if, when, or to what extent Dianthus will generate revenue from the commercialization and sale of DNTH103 or any future product candidates or from license or collaboration agreements. Dianthus may never succeed in obtaining regulatory approval for DNTH103 or any future product candidates.

Operating Expenses

Research and Development

Research and development expenses account for a significant portion of Dianthus’ operating expenses and consist primarily of external and internal expenses incurred in connection with the discovery and development of DNTH103 and other potential product candidates.

External expenses include:

•

payments to third parties in connection with the research and development of DNTH103 and other potential product candidates, including agreements with third parties such as clinical research organizations (“CROs”), clinical trial sites and consultants;

•	the cost of manufacturing products for use in Dianthus’ clinical and preclinical studies, including payments to contract development and manufacturing organizations (“CDMOs”) and consultants; and

•

payments to third parties in connection with the preclinical development of DNTH103 and other potential product candidates, including for outsourced professional scientific development services, consulting research and collaborative research.

Internal expenses include:

•	personnel-related costs, including salaries, bonuses, related benefits and stock-based compensation expenses for employees engaged in research and development functions; and

•	facilities-related expenses, depreciation, supplies, travel expenses and other allocated expenses.

Dianthus recognizes research and development expenses in the periods in which they are incurred. Its internal resources, employees and infrastructure are not directly tied to any one research or drug discovery program and are typically deployed across multiple programs. External expenses are recognized based on an evaluation of the progress to completion of specific tasks using information provided to Dianthus by its service providers or its estimate of the level of service that has been performed at each reporting date. Dianthus utilizes CROs for research and development activities and CDMOs for manufacturing activities and it does not have its own laboratory or manufacturing facilities. Therefore, Dianthus has no material facilities expenses attributed to research and development.

Product candidates in later stages of development generally have higher development costs than those in earlier stages. As a result, management expects that Dianthus’ research and development expenses will increase substantially over the next several years as Dianthus advances DNTH103 into larger and later-stage clinical trials, works to discover and develop additional product candidates, seeks to expand, maintain, protect and enforce its intellectual property portfolio, and hires additional research and development personnel.

The successful development of DNTH103 or any future product candidates is highly uncertain, and management does not believe it is possible at this time to accurately project the nature, timing and estimated costs of the efforts necessary to complete the development of, and obtain regulatory approval for, DNTH103 or any future product candidates. To the extent DNTH103 or any future product candidates continue to advance into larger and later-stage clinical trials, its expenses will increase substantially and may become more variable. The duration, costs and timing of development of DNTH103 or any future product candidates are subject to numerous uncertainties and will depend on a variety of factors, including:

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs Dianthus pursues;

•	Dianthus’ ability to establish a favorable safety profile with IND-enabling toxicology studies to enable clinical trials;

•	successful patient enrollment in, and the initiation and completion of, larger and later-stage clinical trials;

•	per subject trial costs;

•	the number and extent of trials required for regulatory approval;

•	the countries in which the trials are conducted;

•	the length of time required to enroll eligible subjects in clinical trials;

•	the number of subjects that participate in the trials;

•	the drop-out and discontinuation rate of subjects;

•	potential additional safety monitoring requested by regulatory agencies;

•	the duration of subject participation in the trials and follow-up;

•	the extent to which Dianthus encounters any serious adverse events in its clinical trials;

•	the timing of receipt of regulatory approvals from applicable regulatory authorities;

•	the timing, receipt and terms of any marketing approvals and post-marketing approval commitments from applicable regulatory authorities;

•	the extent to which Dianthus establishes collaborations, strategic partnerships, or other strategic arrangements with third parties, if any, and the performance of any such third party;

•	hiring and retaining research and development personnel;

•	Dianthus’ arrangements with its CDMOs and CROs;

•	development and timely delivery of commercial-grade drug formulations that can be used in Dianthus’ planned clinical trials and for commercial launch;

•	the impact of any business interruptions to Dianthus’ operations or to those of the third parties with whom Dianthus works, particularly in light of the COVID-19 pandemic environment; and

•	obtaining, maintaining, defending and enforcing patent claims and other intellectual property rights.

Any of these factors could significantly impact the costs, timing and viability associated with the development of DNTH103 or any future product candidates.

General and Administrative Expenses

General and administrative expenses primarily consist of salaries, bonuses, related benefits, and stock-based compensation expense for personnel in executive, finance, and administrative functions; professional fees for legal, consulting, accounting, and audit services; and travel expenses, technology costs and other allocated expenses. General and administrative expenses also include corporate facility costs, including rent, utilities, depreciation, and maintenance, not otherwise included in research and development expenses. Dianthus recognizes general and administrative expenses in the periods in which they are incurred.

Dianthus expects that its general and administrative expenses will increase in the future to support its continued research and development activities, pre-commercial preparation activities for the product candidates and, if any product candidate receives marketing approval, commercialization activities. In addition, Dianthus anticipates that it will incur additional expenses associated with being a public company, including expenses related to accounting, audit, legal, regulatory, public company reporting and compliance, director and officer insurance, investor and public relations, and other administrative and professional services.

Other Income, Net

Other income, net, consists primarily of interest income generated from earnings on invested cash equivalents and short-term investments.

Income Tax

Since inception, Dianthus has not recorded any U.S. federal or state income tax benefits for the net losses it has incurred in each year or for its earned research tax credits due to uncertainty of realizing a benefit from those items. Dianthus maintains a full valuation allowance on its federal and state deferred tax assets as Dianthus’ management has concluded that it is more likely than not that the deferred assets will not be utilized.

Results of Operations

Comparison of the Six Months Ended June 30, 2023 and 2022

The following table summarizes Dianthus’ results of operations and other comprehensive loss for the periods indicated:

	Six Months Ended June 30,
	2023	2022

	(in thousands)
Revenues:
License revenue - related party	$1,445	$4,069

Operating expenses:
Research and development	16,100	12,330
General and administrative	4,804	2,497

Total operating expenses	20,904	14,827

Loss from operations	(19,459)	(10,758)
Other income/(expense):
Interest income	1,293	89
(Loss)/gain on currency exchange, net	(37)	100
Other expense	(26)	(7)

Total other income	1,230	182

Net loss	$(18,229)	$(10,576)

Comprehensive loss:
Net loss	$(18,229)	$(10,576)
Other comprehensive income:
Change in unrealized losses related to available-for-sale debt securities	142	—

Total other comprehensive income	142	—

Total comprehensive loss	$(18,087)	$(10,576)

License Revenue—Related Party

Under the terms of the Zenas Agreements, Dianthus recognized related party license revenue of $1.4 million and $4.1 million during the six months ended June 30, 2023 and 2022, respectively. The decrease was due to a decreased amount of CMC reimbursement due from Zenas Biopharma in the first six months of 2023 as a result of the substantial completion of the manufacture of the first two batches of drug product for the DNTH103 program in late 2022.

Research and Development Expenses

The following table summarizes Dianthus’ research and development expenses for the periods indicated:

	Six Months Ended June 30,
	2023	2022

	(in thousands)
External research and development expenses:
DNTH103 program-related expenses:
Preclinical study costs	$5,156	$1,769
CMC activities	2,774	6,909
Clinical operation activities	1,404	72
Third-party consulting services	956	1,241
License and milestone payments	50	200

Total DNTH103 program-related expenses	10,340	10,191
Discovery expenses	916	600

Total external research and development expenses	11,256	10,791

Internal research and development expenses:
Personnel and related costs	4,277	1,325
Share-based compensation	332	113
Other costs	235	101

Total internal research and development expenses	4,844	1,539

Total research and development expenses	$16,100	$12,330

Research and development expenses were $16.1 million for the six months ended June 30, 2023, as compared to $12.3 million for the six months ended June 30, 2022, an increase of $3.8 million. This increase was due to (1) a $3.3 million increase in internal research and development costs, consisting of personnel and related costs, share-based compensation, and other costs and (2) a $0.5 million increase in external research and development costs, consisting of preclinical study costs, CMC activities, third-party consulting services, clinical operation activities, license and milestone payments and discovery activities.

The $3.3 million increase in internal research and development costs was due to a $3.0 million increase in personnel and related costs, a $0.2 million increase in share-based compensation, and a $0.1 million increase in other costs. The increases were primarily due to the expansion of the research and development function with additional headcount commencing after the Dianthus Series A convertible preferred stock closing in April 2022.

The $0.5 million increase in external research and development costs was due to a $0.3 million increase in discovery activities and a $0.2 million increase in expenses related to its lead product candidate, DNTH103. For the first six months of 2023, as compared to the same period in 2022, there were increases of $3.4 million in preclinical study costs and $1.3 million in clinical activity costs, offset by decreases of $4.1 million in CMC activities, $0.3 million in third-party consulting services and $0.1 million in license and milestone payments. The increased amount of preclinical study costs resulted from increased toxicology activities, including a chronic toxicology study, in the first six months of 2023. The increased amount of clinical activity costs resulted from the commencement of the Phase 1 clinical trial in November 2022. The decreased amount of CMC activities resulted from the substantial completion of the manufacture of the first two batches of drug product for the DNTH103 program in late 2022. The decreased amount of third-party consulting services resulted from the transition of research and development activities being conducted by full-time employees starting in April 2022. The decreased amount of license and milestone payments resulted from a one-time license payment in 2022.

General and Administrative Expenses

General and administrative expenses were $4.8 million for the six months ended June 30, 2023, as compared to $2.5 million for the six months ended June 30, 2022, an increase of $2.3 million. The increase was primarily due to increases of $1.1 million in personnel-related costs, $0.5 million in share-based compensation, $0.4 million in professional services costs, and $0.3 million increase in consulting costs. The increases were primarily due to building out the general and administrative function with additional headcount commencing after the Dianthus Series A convertible preferred stock closing in April 2022.

Income Tax

The provision for income taxes consists primarily of income taxes related to federal and state jurisdictions in which Dianthus conducts business. Dianthus maintains a full valuation allowance on its federal and state deferred tax assets as management has concluded that it is more likely than not that the deferred assets will not be utilized.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes Dianthus’ results of operations and other comprehensive loss for the periods indicated:

	Years Ended December 31,
	2022	2021

	(in thousands)
Revenues:
License revenue - related party	$6,417	$1,476

Operating expenses:
Research and development	29,379	12,606
General and administrative	6,743	1,956

Total operating expenses	36,122	14,562

Loss from operations	(29,705)	(13,086)
Other income/(expense):
Interest income	1,145	3
Gain/(loss) on currency exchange, net	136	(26)
Other expense	(52)	—

Total other income/(expense)	1,229	(23)

Net loss	$(28,476)	$(13,109)

Other comprehensive loss:
Net loss	$(28,476)	$(13,109)
Change in unrealized losses related to available-for-sale debt securities	(161)	—

Comprehensive loss	$(28,637)	$(13,109)

License Revenue—Related Party

Under the terms of the Zenas Agreements, Dianthus recognized related party license revenue of $6.4 million and $1.5 million during the years ended December 31, 2022 and 2021, respectively. The increase was due to an increased amount of research and development reimbursement from Zenas Biopharma as a result of the increased activities for the DNTH103 program during the year ended December 31, 2022.

Research and Development Expenses

The following table summarizes Dianthus’ research and development expenses for the periods indicated:

	Years Ended December 31,
	2022	2021

	(in thousands)
External research and development expenses:
DNTH103 program-related expenses:
Preclinical/IND-enabling studies	$8,345	$4,465
CMC activities	10,206	3,402
Clinical operation activities	538	—
Third-party consulting services	2,066	1,508
License and milestone payments	1,265	100

Total DNTH103 program-related expenses	22,420	9,475
Discovery expenses	1,167	2,464

Total external research and development expenses	23,587	11,939

Internal research and development expenses:
Personnel and related costs	4,964	631
Share-based compensation	416	19
Other costs	412	17

Total internal research and development expenses	5,792	667

Total research and development expenses	$29,379	$12,606

Research and development expenses were $29.4 million for the year ended December 31, 2022, as compared to $12.6 million for the year ended December 31, 2021, an increase of $16.8 million. This increase was due to (1) a $11.7 million increase in external research and development costs, consisting of preclinical study costs, CMC activities, third-party consulting services, clinical operation activities, license and milestone payments and discovery activities and (2) a $5.1 million increase in internal research and development costs, consisting of personnel and related costs, share-based compensation, and other costs.

The $11.7 million increase in external research and development costs was primarily due to the activities related to its lead product candidate, DNTH103, including a $3.9 million increase in preclinical study costs, a $6.8 million increase in CMC activities, a $0.5 million increase in clinical activities, a $0.6 million increase in third-party consulting services and a $1.2 million increase in license and milestone payments, partially offset by a $1.3 million decrease in discovery activities, as DNTH103 moved from the discovery stage to the preclinical and clinical stage in mid-2021. Dianthus commenced a Phase 1 clinical trial of DNTH103 in November 2022 and in August of 2023 reported preliminarily topline results.

The $5.1 million increase in internal research and development costs was primarily due to a $4.3 million increase in personnel-related costs, a $0.4 million increase in share-based compensation, and a $0.4 million increase in other costs. The increases were primarily due to building out the research and development function with additional headcount.

General and Administrative Expenses

General and administrative expenses were $6.7 million for the year ended December 31, 2022, as compared to $2.0 million for the year ended December 31, 2021, an increase of $4.7 million. The increase was primarily due to an increase of $2.8 million in personnel and related costs, $1.1 million increase in share-based compensation, $0.3 million increase in professional services costs, $0.4 million in office and related expenses and $0.1 million in other costs. The increases were primarily due to building out the general and administrative function with additional headcount.

Income Tax

The provision for income taxes consists primarily of income taxes related to federal and state jurisdictions in which Dianthus conducts business. Dianthus maintains a full valuation allowance on its federal and state deferred tax assets as management has concluded that it is more likely than not that the deferred assets will not be utilized.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, Dianthus has not generated any revenue from product sales and has incurred significant operating losses and negative cash flows from its operations. Dianthus expects to continue to incur significant expenses and operating losses for the foreseeable future as Dianthus advances the clinical development of its product candidates. Dianthus expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting clinical trials and manufacturing for its product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company. As a result, Dianthus will need additional capital to fund its operations, which Dianthus may obtain from additional equity or debt financings, collaborations, licensing arrangements or other sources. See the Risk Factors included as Exhibit 99.1 of the Current Report on Form 8-K/A of which this Exhibit 99.3 is a part for additional risks associated with Dianthus’ substantial capital requirements.

Since its inception, Dianthus has funded its operations primarily through private placements of convertible preferred stock for gross proceeds of $121.5 million.

Going Concern

In accordance with Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), Dianthus has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the accompanying unaudited interim condensed financial statements were issued (the “issuance date”):

•

Since its inception, Dianthus has funded its operations primarily with outside capital (e.g., proceeds from the sale of preferred stock) and has incurred significant recurring losses, including net losses of $18.2 million and $10.6 million for the six months ended June 30, 2023 and 2022, respectively, and $28.5 million and $13.1 million for the years ended December 31, 2022 and 2021, respectively. In addition, Dianthus had an accumulated deficit of $64.1 million as of June 30, 2023;

•	Dianthus expects to continue to incur significant recurring losses and rely on outside capital to fund its operations for the foreseeable future; and

•

As of the issuance date, Dianthus expects that its existing cash, cash equivalents and short-term investments on hand as of the issuance date will be sufficient to fund its obligations as they become due for at least one year beyond the issuance date. Dianthus expects that its research and development and general and administrative costs will continue to increase significantly, including in connection with conducting clinical trials and manufacturing for its existing product candidate and any future product candidates to support commercialization and providing general and administrative support for its operations, including the costs associated with operating as a public company.

In the event Dianthus is unable to secure additional outside capital, management will be required to seek other alternatives which may include, among others, a delay or termination of clinical trials or the development of its product candidates, temporary or permanent curtailment of Dianthus’ operations, a sale of assets, or other alternatives with strategic or financial partners.

Future Capital Requirements

Since inception, Dianthus has not generated any revenue from product sales. Management does not expect to generate any meaningful product revenue unless and until Dianthus obtains regulatory approval of and commercializes DNTH103 or any future product candidates, and management does not know when, or if, that will occur. Until Dianthus can generate significant revenue from product sales, if ever, it will continue to require substantial additional capital to develop DNTH103 or any future product candidates and fund operations for the foreseeable future.

Management expects Dianthus’ expenses to increase in connection with its ongoing activities as described in greater detail below. Dianthus is subject to all the risks incident in the development of new biopharmaceutical products, and it may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors that may harm Dianthus’ business.

In order to complete the development of DNTH103 or any future product candidates and to build the sales, marketing and distribution infrastructure that management believes will be necessary to commercialize product candidates, if approved, Dianthus will require substantial additional capital. Accordingly, until such time that Dianthus can generate a sufficient amount of revenue from product sales or other sources, if ever, management expects to seek to raise any necessary additional capital through private or public equity or debt financings, loans or other capital sources, which could include income from collaborations, partnerships or other marketing, distribution, licensing or other strategic arrangements with third parties, or from grants. To the extent that Dianthus raises additional capital through equity financings or convertible debt securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting Dianthus’ ability to take specific actions, including restricting its operations and limiting its ability to incur liens, issue additional debt, pay dividends, repurchase its own common stock, make certain investments or engage in merger, consolidation, licensing, or asset sale transactions. If Dianthus raises capital through collaborations, partnerships, and other similar arrangements with third parties, it may be required to grant rights to develop and market product candidates that Dianthus would otherwise prefer to develop and market themselves. Dianthus may be unable to raise additional capital from these sources on favorable terms, or at all. Dianthus’ ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the United States and worldwide resulting from recent bank failures, other general macroeconomic conditions (including the ongoing COVID-19 pandemic) and otherwise. The failure to obtain sufficient capital on acceptable terms when needed could have a material adverse effect on Dianthus’ business, results of operations or financial condition, including requiring Dianthus to delay, reduce or curtail its research, product development or future commercialization efforts. Dianthus may also be required to license rights to product candidates at an earlier stage of development or on less favorable terms than Dianthus would otherwise choose. Management cannot provide assurance that Dianthus will ever generate positive cash flow from operating activities.

Since its inception, Dianthus has funded its operations primarily with outside capital (e.g., proceeds from the sale of preferred stock) and has raised aggregate gross proceeds of $121.5 million from these private placements. However, Dianthus has incurred significant recurring losses. Dianthus had an accumulated deficit of $64.1 million as of June 30, 2023. As of June 30, 2023, Dianthus had cash, cash equivalents and short-term investments of $61.1 million. As of the completion of the Merger and Dianthus pre-closing financing, Dianthus believes that its existing cash, cash equivalents and short-term investments on hand of $184.0 million will be sufficient to fund its operations into the second quarter of 2026. Until Dianthus achieves profitability, management plans to fund its operations and capital expenditures with cash on hand and issuance of capital stock. There can be no assurance that Dianthus will be successful in raising additional capital or that such capital, if available, will be on terms that are acceptable to Dianthus. If Dianthus is unable to raise sufficient additional capital, it may be compelled to consider actions such as reducing the scope of its operations and planned capital expenditures or sell certain assets, including intellectual property assets.

Management based projections of operating capital requirements on Dianthus’ current operating plan, which includes several assumptions that may prove to be incorrect, and Dianthus may use all of its available capital resources sooner than management expects.

Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, Dianthus is unable to estimate the exact amount and timing of its capital requirements. Dianthus’ future funding requirements will depend on many factors, including:

•	the scope, timing, progress, results, and costs of researching and developing DNTH103, and conducting larger and later-stage clinical trials;

•	the scope, timing, progress, results, and costs of researching and developing other product candidates that Dianthus may pursue;

•	the costs, timing, and outcome of regulatory review of Dianthus’ product candidates;

•	the costs of future activities, including product sales, medical affairs, marketing, manufacturing, and distribution, for any of Dianthus’ product candidates for which it receives marketing approval;

•	the costs of manufacturing commercial-grade products and sufficient inventory to support commercial launch;

•	the revenue, if any, received from commercial sale of Dianthus’ products, should any of product candidates receive marketing approval;

•	the cost and timing of attracting, hiring, and retaining skilled personnel to support Dianthus’ operations and continued growth;

•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing Dianthus’ intellectual property rights and defending intellectual property-related claims;

•

Dianthus’ ability to establish, maintain, and derive value from collaborations, partnerships or other marketing, distribution, licensing, or other strategic arrangements with third parties on favorable terms, if at all;

•	the extent to which Dianthus acquires or in-licenses other product candidates and technologies, if any; and

•	the costs associated with operating as a public company.

A change in the outcome of any of these or other factors with respect to the development of any of Dianthus’ product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, Dianthus’ operating plans may change in the future, and Dianthus may need additional capital to meet the capital requirements associated with such operating plans.

Cash Flows

The following table summarizes Dianthus’ cash flows for the periods indicated:

	Six Months June 30,		Year Ended December 31,
	2023	2022	2022	2021

	(in thousands)
Cash flows used in operating activities	$(15,015)	$(12,462)	$(29,070)	$(9,904)
Net cash provided by/(used in) investing activities	39,995	(69)	(59,819)	(33)
Cash flows provided by financing activities	—	96,676	96,676	14,912

Increase in cash, cash equivalents and restricted cash	$24,980	$84,145	$7,787	$4,975

Cash Flows from Operating Activities

For the six months ended June 30, 2023, net cash used in operating activities consisted of a net loss of $18.2 million, partially offset by a decrease in net operating assets and liabilities of $2.6 million and net non-cash operating expenses of $0.6 million. The decrease in net operating assets and liabilities was primary attributable to decreases in receivable from related party of $4.3 million, unbilled receivable from related party of $0.5 million and prepaid expenses and other current assets of $0.7 million, partially offset by an increase in deferred transaction costs of $1.2 million and a decrease in accounts payable, accrued expenses and lease liabilities of $1.7 million. The non-cash operating expenses consisted mainly of stock-based compensation expense of $1.0 million and amortization of right-of-use lease assets of $0.1 million, partially offset by accretion on short-term investments of $0.5 million.

For the six months ended June 30, 2022, net cash used in operating activities consisted of a net loss of $10.6 million and an increase in net operating assets and liabilities of $2.3 million, partially offset by net non-cash operating expenses of $0.4 million. The increase in net operating assets and liabilities was primarily due to increases in receivable from related party of $0.8 million, unbilled receivable from related party of $3.6 million and prepaid expenses and other current assets of $1.9 million, partially offset by increases in accounts payable, accrued expenses and lease liabilities of $3.1 million and deferred revenue – related party of $0.9 million. The non-cash operating expenses consisted mainly of stock-based compensation expense of $0.3 million.

For the year ended December 31, 2022, net cash used in operating activities consisted of a net loss of $28.5 million and an increase in net operating assets and liabilities of $1.7 million, partially offset by net non-cash operating expenses of $1.1 million. The increase in net operating assets and liabilities was primary attributable to increases in receivable from related party of $4.2 million and prepaid expenses and other current assets of $0.7 million, partially offset by increases in accounts payable, accrued expenses and lease liabilities of $2.3 million and deferred revenue of $0.9 million. The non-cash operating expenses consisted mainly of stock-based compensation expense of $1.5 million and amortization of right-of-use lease assets of $0.1 million, partially offset by accretion on short-term investments of $0.6 million.

For the year ended December 31, 2021, cash used in operating activities consisted of a net loss of $13.1 million, partially offset by a decrease in net operating assets and liabilities of $3.1 million. The decrease in net operating assets and liabilities was primarily due to an increase in accounts payable and accrued expenses of $4.9 million, partially offset by increases in receivable from related party of $0.5 million, unbilled receivable from related party of $1.0 million and prepaid expenses and other current assets of $0.3 million.

Cash Flows from Investing Activities

For the six months ended June 30, 2023, net cash provided by investing activities consisted of $43.9 million of proceeds from maturities of short-term investments, partially offset by $3.9 million of purchases of short-term investments and $35,000 of capital expenditures.

For the six months ended June 30, 2022, net cash used in investing activities consisted of $69,000 of capital expenditures.

For the year ended December 31, 2022, net cash used in investing activities consisted of $61.7 million of purchases of short-term investments and $0.1 million of capital expenditures, partially offset by $2.0 million of proceeds from maturities of short-term investments.

For the year ended December 31, 2021, net cash used in investing activities consisted of $33,000 of capital expenditures.

Cash Flows from Financing Activities

For the six months ended June 30, 2023, net cash provided by financing activities consisted of $0.4 million of proceeds from promissory notes payable to related party, offset by a $0.4 million repayment of promissory notes payable to related party.

For the six months ended June 30, 2022, net cash provided by financing activities consisted of $96.7 million of net proceeds from the issuance of the Dianthus Series A convertible preferred stock.

For the year ended December 31, 2022, net cash provided by financing activities consisted of $96.7 million of net proceeds from the issuance of the Dianthus Series A convertible preferred stock.

For the year ended December 31, 2021, net cash provided by financing activities consisted of $14.9 million of net proceeds from the issuance of the Dianthus Series Seed 2 convertible preferred stock.

Contractual Obligations and Commitments

Lease Obligations

Dianthus leases space under operating leases agreements for administrative offices in New York, New York, and Waltham, Massachusetts, which expire in August 2025 and January 2025, respectively.

The following table summarizes Dianthus’ contractual obligations and commitments as of June 30, 2023 (in millions):

	Payments Due by Period
	2023	2024	2025	Total
Operating lease obligation	$0.2	$0.4	$0.2	$0.7

Research and Development and Manufacturing Agreements

Dianthus enters into agreements with certain vendors for the provision of goods and services, which includes manufacturing services with CDMOs and development and clinical trial services with CROs. These agreements may include certain provisions for purchase obligations and termination obligations that could require payments for the cancellation of committed purchase obligations or for early termination of the agreements. The amount of the cancellation or termination payments vary and are based on the timing of the cancellation or termination and the specific terms of the agreement. These obligations and commitments are not presented separately.

License and Collaboration Agreements

In August 2019, Dianthus entered into a license agreement with Alloy Therapeutics, LLC (“Alloy”), for (i) a worldwide, non-exclusive license to use the Alloy technology solely to generate Alloy antibodies and platform assisted antibodies for internal, non-clinical research purposes, and (ii) with respect to Alloy antibodies and platform assisted antibodies that are selected by Dianthus for inclusion into a partnered antibody program, a worldwide, assignable license to make, have made, use, offer for sale, sell, import, develop, manufacture, and commercialize products comprising partnered antibody programs selected from Alloy antibodies and platform assisted antibodies in any field of use. The license agreement was amended in October 2022. In addition to annual license fees, Dianthus is obligated to pay development and commercial milestone payments up to $12.8 million for the first selected antibody and up to $18.1 million for the second selected antibody.

In September 2022, Dianthus entered into a commercial platform license agreement and services agreement with Crystal Bioscience, Inc. (“Crystal”) and OmniAb, Inc. (“OmniAb”), for (i) a worldwide, non-exclusive, non-sublicensable license under the Crystal technology to use chicken animals for generation of OmniAb Antibodies for research purposes and (ii) a worldwide, non-exclusive license under the OmniAb technology to use rodent animals for generation of OmniAb Antibodies for research purposes. In addition to annual license fees, Dianthus is obligated to pay development milestones payments up to $12.2 million and to pay royalties in the low to mid-single digits.

In July 2020, Dianthus entered into a collaborative research agreement with IONTAS Limited (“IONTAS”) to perform certain milestone-based research and development activities under its first development program. The agreement was amended in January 2023 to extend services to additional development programs. Dianthus is obligated to pay development and commercial milestone payments up to £5.4 million (approximately $6.8 million) with the first development program and up to £2.5 million (approximately $3.1 million) with the second development program.

Off-Balance Sheet Arrangements

Dianthus currently does not have, and did not have during the periods presented, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

Dianthus’ financial statements are prepared in accordance with U.S. GAAP. The preparation of the financial statements and related disclosures requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in Dianthus’ financial statements. Dianthus bases its estimates on historical experience, known trends and events and various other factors that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management evaluates estimates and assumptions on a periodic basis. Dianthus’ actual results may differ from these estimates.

While Dianthus’ significant accounting policies are described in more detail in Note 2 to the audited financial statements for the years ended December 31, 2022 and 2021 included as Exhibit 99.5 of the Company’s Current Report on Form 8-K of which this Exhibit 99.3 is a part, management believes that the following accounting policies are critical to understanding Dianthus’ historical and future performance, as the policies relate to the more significant areas involving management’s judgments and estimates used in the preparation of the financial statements.

Research and Development Expenses

Research and development expenses are recorded as an expense, as incurred. Research and development expenses consists of (i) costs to engage contractors who specialize in the development activities of Dianthus; (ii) external research and development costs incurred under arrangements with third parties, such as contract research organizations and consultants; and (iii) costs associated with preclinical and clinical activities and regulatory operations.

Dianthus enters consulting, research, and other agreements with commercial firms, researchers, and others for the provision of goods and services. Under such agreements, Dianthus may pay for services on a monthly, quarterly, project or other basis. Such arrangements are generally cancellable upon reasonable notice and payment of costs incurred. Costs are considered incurred based on an evaluation of the progress to completion of specific tasks under each contract using information and data provided to Dianthus by its service providers or its estimate of the level of service that has been performed at each reporting date, whereas payments are dictated by the terms of each agreement. As such, depending on the timing of payment relative to the receipt of goods or services, Dianthus may record either prepaid expenses or accrued services. These costs consist of direct and indirect costs associated with specific projects, as well as fees paid to various entities that perform certain research on Dianthus’ behalf.

Management makes estimates of Dianthus’ accrued expenses as of each balance sheet date in the financial statements based on facts and circumstances known to management at that time. There may also be instances in which payments made to Dianthus’ vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing expenses, management estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, management adjusts the accrual or the amount of prepaid expenses accordingly. Although Dianthus does not expect its estimates to be materially different from amounts actually incurred, management’s understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to Dianthus’ prior estimates of accrued research and development expenses.

Stock-Based Compensation

Dianthus accounts for stock-based compensation awards in accordance with ASC Topic 718, Compensation—Stock Compensation, (“ASC 718”). ASC 718 requires all stock-based payments, including grants of stock options and restricted stock, to be recognized in the statements of operations and comprehensive loss based on their fair values. All of Dianthus’ stock option awards are subject only to service-based vesting conditions. Management estimates the fair value of Dianthus’ stock-based awards using the Black-Scholes option pricing model, which requires the input of assumptions, including (a) the fair value of the common stock, (b) the expected stock price volatility, (c) the calculation of expected term of the award, (d) the risk-free interest rate and (e) expected dividends. Management estimates the fair value of the restricted stock awards using the fair value of Dianthus’ common stock. Forfeitures are recognized as they are incurred.

Management utilizes estimates and assumptions in determining the fair value of Dianthus’ common stock, including stock-based awards. Dianthus granted stock options at exercise prices that represented the fair value of its common stock on the specific grant dates. Dianthus utilized valuation methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. Each valuation methodology includes estimates and assumptions that require management’s judgment. These estimates and assumptions include a number of objective and subjective factors, including external market conditions, the prices at which Dianthus sold shares of convertible preferred stock, the superior rights and preferences of the convertible preferred stock senior to its common stock at the time, and a probability analysis of various liquidity events, such as a public offering or a sale of Dianthus, under differing scenarios. Changes to the key assumptions used in the valuations could result in different fair values of common stock at each valuation date.

Due to the lack of a historical public market for the trading of Dianthus’ common stock and a lack of company-specific historical and implied volatility data, management based its estimate of expected volatility on the historical volatility of a representative group of companies with similar characteristics to Dianthus, including stage of product development and life science industry focus. Dianthus believes the group selected has sufficiently similar economic and industry characteristics and includes companies that are most representative of Dianthus.

Management uses the simplified method, as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term. The risk-free interest rate is based on observed interest rates appropriate for the term of the awards. The dividend yield assumption is based on history and expectation of paying no dividends.

Compensation expense related to stock-based awards is calculated on a straight-line basis by recognizing the grant date fair value, over the associated service period of the award, which is generally the vesting term.

Revenue Recognition—Zenas Agreements

Management analyzed the Zenas Agreements pursuant to ASC 606. This assessment is performed throughout the life of the arrangement based on changes in the responsibilities of all parties in the arrangement. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. As part of the accounting for contracts with customers, management develops assumptions that require judgment to determine whether promised goods and services represent distinct performance obligations and the standalone selling price for each performance obligation identified in the contract. This evaluation is subjective and requires Dianthus to make judgments about the promised goods and services and whether those goods and services are separable from other aspects of the contract. Further, determining the standalone selling price for performance obligations requires significant judgment, and when an observable price of a promised good or service is not readily available, Dianthus considers relevant assumptions to estimate the standalone selling price, including, as applicable, market conditions, development timelines, probabilities of technical and regulatory success and forecasted revenues.

Management evaluates the performance obligations promised in the contract that are based on goods and services that will be transferred to the customer and determine whether those obligations are both (i) capable of being distinct and (ii) distinct in the context of the contract. Goods or services that meet these criteria are considered distinct performance obligations. Management estimates the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration may include fixed consideration or variable consideration. At the inception of each arrangement that includes variable consideration, management evaluates the amount of potential transaction price and the likelihood that the transaction price will be received. Dianthus utilizes either the most likely amount method or expected value method to estimate the amount expected to be received based on which method best predicts the amount expected to be received. The amount of variable consideration that is included in the transaction price may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period.

Dianthus applies judgment in determining whether a combined performance obligation is satisfied at a point in time or over time, and, if over time, concluding upon the appropriate method of measuring progress to be applied for purposes of recognizing revenue. Dianthus evaluates the measure of progress each reporting period and, as estimates related to the measure of progress change, related revenue recognition is adjusted accordingly. Changes in the estimated measure of progress are accounted for prospectively as a change in accounting estimate.

When two or more contracts are entered into with the same customer at or near the same time, Dianthus evaluates the contracts to determine whether the contracts should be accounted for as a single arrangement. Contracts are combined and accounted for as a single arrangement if one or more of the following criteria are met: (i) the contracts are negotiated as a package with a single commercial objective; (ii) the amount of consideration to be paid in one contract depends on the price or performance of the other contract; or (iii) the goods or services promised in the contracts (or some goods or services promised in each of the contracts) are a single performance obligation.

Because the Zenas Agreements were negotiated with a single commercial objective, they are treated as a combined contract for accounting purposes. Dianthus assessed the Zenas Agreements in accordance with ASC 606 and concluded that it represents a contract with a customer and is within the scope of ASC 606. Dianthus determined that there is one combined performance obligation that consists of the license and data transfer, the research and development services, and the participation in the joint steering committee. Dianthus determined that Zenas BioPharma’s right to exercise an option with respect to a second antibody sequence does not represent a material right.

Dianthus determined that the combined performance obligation is satisfied over time; therefore, Dianthus will recognize the transaction price from the license agreement over Dianthus’ estimated period to complete its activities. Dianthus concluded that it will utilize a cost-based input method to measure its progress toward completion of its performance obligation and to calculate the corresponding amount of revenue to recognize each period. Dianthus believes this is the best measure of progress because other measures do not reflect how Dianthus transfers its performance obligation to Zenas Biopharma. In applying the cost-based input method of revenue recognition, Dianthus uses actual costs incurred relative to budgeted costs expected to be incurred for the combined performance obligation. These costs consist primarily of third-party contract costs. Revenue will be recognized based on the level of costs incurred relative to the total budgeted costs for the performance obligations. A cost-based input method of revenue recognition requires management to make estimates of costs to complete Dianthus’ performance obligation. In making such estimates, judgment is required to evaluate assumptions related to cost estimates. Dianthus will re-evaluate the estimate of expected costs to satisfy the performance obligation each reporting period and will make adjustments for any significant changes.

Upfront payments and fees are recorded as deferred revenue upon receipt or when due and may require deferral of revenue recognition to a future period until Dianthus performs its obligations under these arrangements. Where applicable, amounts are recorded as unbilled revenue when Dianthus’ right to consideration is unconditional. Dianthus does not assess whether a contract with a customer has a significant financing component if the expectation at contract inception is such that the period between payment by the licensees and the transfer of the promised goods or services to the licensees will be one year or less.